Exhibit 99.1

FORM OF INSTRUCTIONS AS TO USE OF PRESURANCE HOLDINGS, INC.

SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AND INFORMATION AGENT,

YOUR BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering by Presurance Holdings, Inc., a Michigan corporation (“we,” “us,” “our,” or the “Company”), to the shareholders of its common stock, no par value, as described in the prospectus (the “Prospectus”) which forms a part of the Registration Statement on Form S-1, first filed with the Securities and Exchange Commission on January 14, 2026, as amended or supplemented from time to time. Holders of our common stock as of 5:00 p.m., New York City time, on February 6, 2026 (the “Record Date”) are receiving, at no charge, one non-transferable subscription right for each share of common stock owned as of that date. The total number of shares of our common stock available to all of our shareholders as a group upon exercise of the subscription rights is 14,000,000.

The subscription rights give our shareholders the opportunity to purchase our common stock for $1.00 per full share. For each share of common stock that you own as of the Record Date, you will be entitled to purchase 1.145 shares of common stock at the subscription price of $1.00 per full share.

You are not required to exercise any or all of your subscription rights.

The certificates representing the shares issued upon exercise of the subscription rights will be sent as soon as practicable after the expiration time of the rights offering, which is at 5:00 p.m., New York City time, on February 24 (the “Expiration Time”), unless the rights offering is extended.

You must properly complete the enclosed Subscription Rights Certificate and deliver it, along with the full subscription price, to the subscription agent, Broadridge Corporate Issuer Solutions, LLC, before the Expiration Time, unless it is extended. If you send your Subscription Rights Certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested.

The subscription rights will expire after the Expiration Time. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your Subscription Rights Certificate(s) or your subscription payment after that time, regardless of when the Subscription Rights Certificate(s) and subscription payment were sent. See “The Rights Offering—Expiration Date and Amendments” in the Prospectus.

If you do not exercise your subscription rights and the rights offering is completed, the number of shares of our common stock you own will not change but your percentage ownership of our total outstanding common stock will decrease to the extent shares are purchased by other shareholders in the rights offering. Your percentage ownership of our common stock may also decrease if you do not exercise your subscription privilege in full. Please see the discussion of risk factors related to the rights offering, including dilution, under the heading “Risk Factors—Risks Related to the Rights Offering,” in the Prospectus.

If you have any questions concerning the rights offering, please contact the subscription agent, Broadridge Corporate Issuer Solutions, LLC, by telephone at (855) 793-5068 or by email at shareholder@broadridge.com.

YOUR SUBSCRIPTION RIGHTS CERTIFICATES AND SUBSCRIPTION PAYMENT FOR EACH RIGHT THAT IS EXERCISED MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. ONCE YOU HAVE EXERCISED YOUR SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED, EVEN IF YOU LATER LEARN INFORMATION THAT YOU CONSIDER TO BE UNFAVORABLE TO THE EXERCISE OF YOUR SUBSCRIPTION RIGHTS AND EVEN IF THE RIGHTS OFFERING IS EXTENDED BY OUR BOARD OF DIRECTORS. HOWEVER, IF WE AMEND THE RIGHTS OFFERING TO ALLOW FOR AN EXTENSION OF THE RIGHTS OFFERING FOR A PERIOD OF MORE THAN 30 DAYS OR MAKE A FUNDAMENTAL CHANGE TO THE TERMS SET FORTH IN THE PROSPECTUS, YOU MAY CANCEL YOUR SUBSCRIPTION AND RECEIVE A REFUND OF ANY MONEY YOU HAVE ADVANCED. SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.	Method of Subscription—Exercise of Subscription Rights.

To exercise your subscription rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such subscription rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the subscription price for each share of common stock subscribed for pursuant to the subscription privilege, to the subscription agent, on or prior to the Expiration Time. Payment of the subscription price will be held in a segregated account to be maintained by the subscription agent. All payments must be made in United States dollars for the full number of shares of common stock being subscribed for, by cashier’s or certified check drawn upon a United States bank payable to “Broadridge Corporate Issuer Solutions, LLC, as Subscription Agent for Presurance Holdings, Inc.”, and sent to the address below:

By hand delivery or overnight courier, excluding U.S. Postal Service:

Broadridge, Inc.

Attention: BCIS IWS

51 Mercedes Way

Edgewood, New York 11717

By mail:

Broadridge, Inc.

Attention: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, New York 11717-0718

Delivery to an address or by a method other than those above will not constitute valid delivery.

When making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf.

If you do not indicate the number of subscription rights being exercised, or if you do not forward the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. Any excess subscription payments received by the subscription agent will be returned to you by mail, without interest, as soon as practicable after completion of the rights offering and after all pro rata allocations and adjustments have been completed.

Fractional shares of our common stock resulting from the exercise of the subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

2.	Issuance of Common Stock.

The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate, unless you provide instructions to the contrary in your Subscription Rights Certificate.

(a) Subscription Rights. As soon as practicable following the Expiration Time and the valid exercise of the subscription rights, the subscription agent will mail to each exercising subscription rights holder certificates representing shares of common stock purchased pursuant to the subscription rights.

(b) Excess Cash Payments. As soon as practicable following the Expiration Time and after all prorations and adjustments contemplated by the terms of the rights offering have been effected, any excess subscription payments received in payment of the subscription price will be mailed by the subscription agent to each subscription rights holder, without interest.

3.	No Sale or Transfer of Subscription Rights.

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

4.	Execution.

(a) Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the subscription agent dispenses with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed by an eligible institution if you specify special payment or delivery instructions.

5.	Method of Delivery.

The method of delivery of Subscription Rights Certificates and payment of the subscription price to the subscription agent will be at the election and risk of the subscription rights holder.

6.	Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company.

In the case of subscription rights that are held of record through The Depository Trust Company (“DTC”), exercises of the subscription rights may be effected by instructing DTC to transfer the subscription rights from the DTC account of such holder to the DTC account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised by each beneficial owner of the subscription rights on whose behalf such nominee is acting, and payment of the subscription price for each share of common stock subscribed for pursuant to the subscription rights.

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